Exhibit 99
Titan International Announces First Quarter 2015 Results

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
February 26, 2015

Contact: Todd Shoot, VP, Treasury & Investor Relations
todd.shoot@titan-intl.com; 217-221-4416

First quarter highlights:

•	Sales for the first quarter of 2015 were $402.1 million down 25.4 percent, compared to $538.9 million in the first quarter of 2014.

•	Gross profit for the first quarter of 2015 was $42.8 million, or 10.6 percent of net sales, compared to $54.6 million, or 10.1 percent of net sales for the first quarter of 2014.

•	Income from operations for the first quarter of 2015, was $0.8 million, or 0.2 percent of net sales, compared to income of $0.3 million, or 0.0 percent of net sales, for the first quarter of 2014.

•	Adjusted net income for the first quarter was $0.7 million, compared to $2.2 million in the first quarter of 2014 (see Appendix attached).

•
Adjusted basic earnings per share for the first quarter 2015 and 2014 were $0.01 and $0.04 respectively, and adjusted fully diluted earnings per share were $0.01 and $0.04 respectively (see Appendix attached).

Statement of Chief Executive Officer:
CEO and Chairman, Maurice Taylor comments, "The first quarter demonstrates that the initiatives undertaken by Titan last year were the appropriate actions and should pay dividends as we go forward. North America large agriculture is down approximately 35 percent, and we believe it will remain that way for the balance of 2015. We also believe our market share will continue to grow as Titan’s recently introduced products gain further momentum. Titan’s first quarter sales were below our internal plan, but well over half of the decrease was due to currency impacts from Europe, South America, Russia and Australia. With EBITDA at $27.6 million this quarter, we exceeded our internal plan expectation. We were able to maintain a cash balance of $190.6 million despite a seasonal increase in working capital accounts of $26.1 million.
"Titan’s Grizz Squad has been expanded and the interest in LSW® tires and wheels is growing each month. In addition to North America, Titan will soon be expanding the Grizz Squad within South America, Europe and Russia. Looking at the next few quarters, the smaller ag market should remain steady along with the shortliners.

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"We expect growth in our ATV and special markets with the run flat tires produced under the Goodyear® brand. We believe that construction market will also remain steady, and we expect to grow sales within our LSW tires and wheels. The mining business has stabilized and our underground tire and wheel business is starting to expand. We expect our track and brake business produced by ITM will grow throughout 2015. ITM has made a strong effort to grow aftermarket replacement business within track components.
"Titan has reduced its fixed cost structure and improved productivity at our manufacturing facilities to mitigate the negative impact of existing and future market downturns. We will proactively monitor for changes in our business and adapt appropriately. The management team is focused on enhancing business performance and building our brand through meeting our customers’ needs. Titan’s LSW technology enhances both the productivity and performance of every tractor, combine, sprayer, loader and articulated dump truck. We have consistently experienced, upon demonstrating the superior attributes of the LSW solution, that our customers will pull it through the market. As we grow the market with the Goodyear Farm Tires coupled with LSW technology, both our market share and margins will improve. We fully anticipate this same result as the Titan LSW solution penetrates the construction and mining markets. I encourage those that are not familiar with LSW to visit our LSW website (LSWAdvantage.com) for videos and testimonials from actual users."
Financial Summary:

Sales: Net sales for the quarter ended March 31, 2015, were $402.1 million compared to $538.9 million in 2014, a decrease of 25%. Overall sales experienced reductions in volume of 10% and price/mix of 6% as the agriculture market remains in a cyclical downturn. Reduced farm incomes result in lower demand for new equipment, primarily high horsepower agricultural equipment. These decreases were partially offset by increased demand for products used in the construction industry. In addition, competitive pressures and lower raw material prices, particularly in tire manufacturing, negatively impacted sales. Unfavorable currency translation decreased sales by 9%.

Gross profit: Gross profit for the first quarter of 2015 was $42.8 million, or 10.6% of net sales, compared to $54.6 million, or 10.1% of net sales for the first quarter of 2014. Decreased demand for high horsepower agricultural equipment, driven by a cyclical downturn, negatively impacted gross profit. Generally, there are higher margins associated with this product category. The lower market demand also drove competitive pressures that further deteriorated both sales and gross margin in the agricultural segment. Lost fixed cost leverage and reduced productivity in the manufacturing facilities are also consequences of lower sales and production volumes. In the earthmoving/construction segment, sales were lower in the first quarter of 2015, compared to 2014. However, gross margin and income from operations were substantially improved. This was driven by increased productivity and reduced costs.

Warranty Expense: The provision for warranty liability was $2.5 million at March 31, 2015 or 0.6 percent of sales compared to $5.3 million at March 31, 2014 or 1.0 percent of sales.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the first quarter of 2015 were $35.7 million, or 8.9% of net sales, compared to $46.8 million, or 8.7% of net sales, for 2014.  SG&A as a percentage of sales was consistent for the first quarter of 2015, when compared to 2014. Selling expense decreased approximately $4 million, or 26%, from the first quarter of 2014. This percentage decrease is comparable to the overall sales decrease of 25%. Currency translation, reduced labor costs, and lower information technology expenses also contributed to the lower SG&A expenses.

Income from operations: Income from operations for the first quarter of 2015, was $0.8 million, or 0.2% of net sales, compared to $0.3 million, or 0.0% of net sales, in 2014. This increase was the net result of the items previously discussed.

Interest expense: Interest expense was $8.8 million and $9.3 million for the quarters ended March 31, 2015, and 2014, respectively. Interest expense for the first quarter of 2015 decreased primarily as a result of decreased interest expense at Titan Europe.

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Earnings per share: For the quarters ended March 31, 2015 and 2014, basic earnings per share were $.00 and $.04, respectively, and diluted earnings per share were $.00 and $.04, respectively. On an adjusted basis (see Appendix attached) basic earnings per share for the quarter ended March 31, 2015 and 2014 were $0.01 and $0.04, respectively, and diluted earnings per share were $0.01 and $0.04 respectively.

Capital expenditures: Titan’s capital expenditures were $11.4 million for the first quarter of 2015 and $16.8 million in the first quarter of 2014.

Debt balance: Total long term debt balance was $493.8 million at March 31, 2015 compared to $496.5 million on December 31, 2014. Short-term debt balance was $29.8 million at March 31, 2015, and $26.2 million at December 31, 2014. Net debt (debt less cash and investments) was $333.0 million at March 31, 2015, compared to $321.3 million at December 31, 2014.

Equity balance: The company’s equity was $543.4 million at March 31, 2015, compared to $590.1 million at December 31, 2014.

First Quarter Conference Call:

Titan will be hosting a conference call and webcast for the first quarter earnings announcement at 9 a.m. Eastern Time on Thursday, April 30, 2015. To participate in the conference call, dial (877) 870-4263 five minutes prior to the scheduled time. International callers dial (412) 317-0790; Canada (855) 669-9657. The call will be webcast and can be accessed at titan-intl.investorroom.com/webcasts_and_presentations.

Safe harbor statement:
Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “outlook,” “potential,” “may,” “will” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to the risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2014. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Todd Shoot, VP, Treasury & Investor Relations (217) 221-4416

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Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

	Three months ended
	March 31,
	2015	2014
Net sales	$402,059	$538,940
Cost of sales	359,265	484,390
Gross profit	42,794	54,550
Selling, general and administrative expenses	35,674	46,835
Research and development expenses	3,086	3,710
Royalty expense	3,225	3,741
Income from operations	809	264
Interest expense	(8,756)	(9,259)
Other income	8,283	516
Income (loss) before income taxes	336	(8,479)
Provision (benefit) for income taxes	1,396	(3,351)
Net loss	(1,060)	(5,128)
Net loss attributable to noncontrolling interests	(1,292)	(7,291)
Net income attributable to Titan	$232	$2,163

Earnings per common share:
Basic	$.00	$.04
Diluted	$.00	$.04
Average common shares and equivalents outstanding:
Basic	53,663	53,470
Diluted	53,817	53,774

Dividends declared per common share:	$.005	$.005

Segment Information
Revenues from external customers (Unaudited)

	Three months ended
	March 31,
	2015	2014
Revenues from external customers
Agricultural	$213,001	$317,166
Earthmoving/construction	142,484	152,940
Consumer	46,574	68,834
	$402,059	$538,940

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Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

	March 31,	December 31,
Assets	2015	2014
Current assets
Cash and cash equivalents	$190,551	$201,451
Accounts receivable, net	239,468	199,378
Inventories	307,318	331,432
Deferred income taxes	22,175	23,435
Prepaid and other current assets	74,092	80,234
Total current assets	833,604	835,930
Property, plant and equipment, net	482,593	527,414
Deferred income taxes	14,497	15,623
Other assets	111,781	116,757
Total assets	$1,442,475	$1,495,724
Liabilities and Equity
Current liabilities
Short-term debt	$29,753	$26,233
Accounts payable	152,923	146,305
Other current liabilities	134,409	129,018
Total current liabilities	317,085	301,556
Long-term debt	493,768	496,503
Deferred income taxes	5,148	18,582
Other long-term liabilities	83,089	89,025
Total liabilities	899,090	905,666
Equity
Titan stockholders' equity
Common stock (no par, 120,000,000 shares authorized, 55,253,092 issued)	—	—
Additional paid-in capital	562,317	562,367
Retained earnings	125,970	126,007
Treasury stock (at cost, 1,490,076 and 1,504,064 shares, respectively)	(13,772)	(13,897)
Treasury stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(156,260)	(112,630)
Total Titan stockholders’ equity	517,180	560,772
Noncontrolling interests	26,205	29,286
Total equity	543,385	590,058
Total liabilities and equity	$1,442,475	$1,495,724

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Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for March 31, 2015.

	Three months ended
	March 31,
	2015	2014

Net income attributable to Titan	$232	$2,163
Adjustments:
Italy Restructuring	499	—

Adjusted net income attributed to Titan	$731	$2,163

Adjusted Earnings Per Share - Basic	$.01	$.04
Average shares outstanding - Basic	53,663	53,470

Adjusted Earnings Per Share - Diluted	$.01	$.04
Average shares outstanding - Diluted	53,817	53,774

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